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                                                                    EXHIBIT 99.1

                 [LOGO OF GEMSTAR INTERNATIONAL GROUP LIMITED]

                                                           FOR IMMEDIATE RELEASE
                                                                 August 18, 1998

CONTACT:  Elsie Leung, Chief Financial Officer          Adam Weiner/Jason Lynch
          Sallie Manson, Investor Relations             Kekst & Company
          Gemstar International Group Limited           212 521-4800
          626 792-5700


                      GEMSTAR INTERNATIONAL GROUP LIMITED
                 ANNOUNCES $100 MILLION SHARE-REPURCHASE PLAN

PASADENA, CALIFORNIA -- Gemstar International Group Limited (NASDAQ:GMSTF) announced today that its board of directors has authorized the repurchase by the Company of up to $100 million of its common stock. The purchases will be made in the open market at prevailing prices, or in privately negotiated transactions at then prevailing prices.

     "The board's decision confirms its confidence in the Company's future potential and its ability to execute its strategic plans," said Henry C. Yuen, chief executive officer of Gemstar. "The Company has a strong cash position and has been generating significant cash from operations. In view of these factors, as well as the Company's current stock price level, we believe that repurchasing our shares is a sound and attractive use of cash."

     Gemstar is advised by Lazard Freres & Co., LLC.

     Gemstar develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. Gemstar's technology and intellectual property are licensed to major companies in the consumer electronics, satellite, cable and personal computer industries, including Aiwa, Akai, Cox, Daewoo, Funai, GTE, Hitachi, Hughes Network Systems, JVC, LG Electronics (Goldstar), Matsushita (Panasonic, Quasar), MediaOne, Microsoft, Mitsubishi, Orion, Philips (Magnavox, Philips), Samsung, Sanyo, Scientific-Atlanta, Sharp, Shintom, Sony, Southern New England Telephone, Thomson (GE, Proscan, RCA), Time Warner, Toshiba, Uniden and Zenith.


        135 North Los Robles Avenue, Suite 800, Pasadena, CA 91101 USA
                      Phone 626 792-5700 Fax 626 792-5037
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     Gemstar has 62 issued U.S. patents in the general area of audio-visual technologies with over 1,000 claims and 73 foreign patents with over 1,000 claims. The Company continues to pursue a worldwide patent prosecution program and has 135 pending U.S. patent applications and 161 pending foreign patent applications.

     Gemstar is a leading provider of electronic program guide services, which allow a user to view a television program guide on screen, obtain details about a show, sort shows by themes or categories, and select shows for tuning or recording, all through the remote control. In the United States, data for Gemstar's electronic program guide services are carried on the ABC, FOX, CBS, NBC, UPN and PBS networks by hundreds of over-the-air broadcast stations and on a number of cable systems. Gemstar's interactive program guide has been built into a number of models of new televisions, VCRs and TV/VCR combination units, and has been launched in Canada, Taiwan and Japan, in addition to the United States. Gemstar's electronic program guide is also licensed to cable, telco and MMDS service providers, and has been integrated into direct broadcast satellite receivers, digital and advanced analog cable set-top boxes, PCTV and other Internet devices.

     Gemstar's VCR Plus+ instant programming system is a world standard for VCR programming. VCR Plus+ allows a user to record a television show simply by entering a number -- the PlusCode(R) number -- printed in television program guides. The PlusCode numbers are published by over 1,800 newspapers and television program guides worldwide, with a combined circulation of over 330 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and is available in 40 countries including the United States, Canada, United Kingdom, Continental Europe, Japan, Southeast Asia, Australia, New Zealand, South America and South Africa.

     This press release contains forward-looking statements which involve risks and uncertainties, some of which are discussed from time to time in the Company's reports on file with the Securities and Exchange Commission. The Company's actual results in the future may differ significantly from the results discussed in the forward-looking statements.

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     EDITORS: VCR Plus+ and PlusCode are registered trademarks of Gemstar
Development Corporation. GUIDE Plus+ and GUIDE Plus+ Gold are trademarks of Gemstar Development Corporation. StarSight is a registered trademark of StarSight Telecast, Inc. Other product names used herein are for identification purposes only and may be trademarks of their respective companies.

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